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                           Exhibit 99

                         Press Release

                             Dated

                       February 24, 1999
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                            PRESS RELEASE



Today's date: February 24, 1999         Contact: Bill W. Taylor
Release date: Immediately               Exec. Vice President, C.F.O.
                                        903-586-9861

Jacksonville Bancorp, Inc., Receives FDIC Approval on Residential Development Venture

Jacksonville, Texas, February 24, 1999 - Jacksonville Bancorp, Inc., (NASDAQ:JXVL), the holding company for Jacksonville Savings Bank, SSB of Jacksonville, Texas today announced that it had received Federal Deposit Insurance Corporation consent for a proposed residential real estate development project in Hallsville, Texas, a community near Longview, Texas. The project will involve acquisition and development of a 66 acre tract of land for single-family homes. Over 70 residential lots will be sold to builders and individuals for home construction. A subsidiary of Jacksonville will enter into a real estate development and management agreement with Lagniappe Development Co., a Longview, Texas developer and Coldwell Bankers/ Lenhart Properties Inc., a real estate broker/agent. Federal regulations require FDIC consent prior to undertaking such activities.

Jerry M. Chancellor, President and Chief Executive Officer of Jacksonville Bancorp, Inc., noted: "We believe our participation in this project is an appropriate addition to our existing market presence in the Longview area.
This project builds upon real estate expertise that Jacksonville Savings
Bank has gained over a number of years. We believe it will mark a profitable addition to Jacksonville Bancorp's core financial institution business. Just as important, it will provide needed housing opportunities in the thriving Long-view metropolitan area."

Jacksonville Bancorp, Inc's wholly owned subsidiary, Jacksonville Savings Bank, SSB, operates from its headquarters in Jacksonville, Texas and through its six branch offices in Tyler, Longview, Athens, Palestine, and Rusk.
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